Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ROTTERDAM, Netherlands, February 10, 2012

LyondellBasell Reports Fourth-Quarter and Full-Year 2011 Results

Full Year 2011

•

$2,140 million net income or $3.74 diluted earnings per share. Full-year 2011 net income negatively impacted by $567 million, or $0.97 diluted earnings per share, of charges relating primarily to refinancing and the Berre refinery

•	EBITDA of $5,279 million, includes $155 million of charges relating primarily to the Berre refinery

•	Strong performance led by advantaged positions in U.S. olefins and refining

•	Paid $2.9 billion in dividends

Fourth Quarter 2011

•

$218 million net loss or $0.38 diluted loss per share. Fourth quarter net loss negatively impacted by $448 million, or $0.79 diluted loss per share, of charges relating primarily to refinancing and the Berre refinery

•

Fourth-quarter EBITDA of $536 million negatively impacted by significantly weaker refining margins, with Maya 2-1-1 spreads declining ~$11 per barrel from third quarter 2011, and $139 million of charges relating primarily to the Berre refinery

•	Year-end economic slowdown which led to reduced ethylene industry margins further negatively impacted results

•	Positive momentum seen in early 2012 in U.S. olefins and refining industries

LyondellBasell Industries (NYSE: LYB) today announced a net loss for the fourth quarter 2011 of $218 million, or $0.38 per share. Fourth-quarter 2011 EBITDA was $536 million. For the full year 2011, net income was $2,140 million, or $3.74 per share. The fourth-quarter and full-year results include the impacts of $431 million included in interest expense related to the company’s refinancings and $136 million of charges associated with the suspension of operations at the Berre refinery.

Comparisons with the prior quarter, fourth quarter 2010 and full year 2010 are available in the following table.

Table 1 - Earnings Summary(a)

	Three Months Ended			Year Ended December 31,
Millions of U.S. dollars (except share data)	December 31, 2011	September 30, 2011	December 31, 2010	2011	2010
Sales and other operating revenues	$11,444	$13,297	$10,610	$51,035	$41,151
Net income (loss)(b) (c)	(218)	895	766	2,140	10,084
Diluted earnings (loss) per share (U.S. dollars)	(0.38)	1.51	1.34	3.74	N/A
Diluted share count (millions)	572	575	566	572	N/A
EBITDA(d)	536	1,788	1,085	5,279	3,993
EBITDA excluding LCM inventory valuation adjustments	536	1,788	762	5,279	4,035

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(a)	For all periods prior to May 1, 2010, EBITDA is calculated using a current cost inventory basis. For periods on and after May 1, 2010, net income and EBITDA are calculated using the LIFO method of inventory accounting.
(b)	Includes net income (loss) attributable to non-controlling interests. See Table 11.
(c)	The twelve months ended December 31, 2010 includes an $8,640 million after-tax gain on the discharge of liabilities subject to compromise related to emergence from Chapter 11 and fresh-start accounting adjustments.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to net income.

For 2011, LyondellBasell reported improved results across the majority of its portfolio, most notably in North American olefins and at the Houston refinery, both of which benefit from advantaged feedstocks.

The fourth quarter was negatively impacted by lower industry margins, particularly in refining, a year-end slowdown, charges primarily related to the suspension of operations at the Berre refinery and costs related to refinancing activities.

Results reflect the following charges and benefits:

Table 2 - Charges (Benefits) Included in Net Income

	Three Months Ended			Year Ended December 31,
Millions of U.S. dollars (except share data)	December 31, 2011	September 30, 2011	December 31, 2010	2011	2010
Pretax charges (benefits):
Charges and premiums related to repayment of debt	$431	$—	$27	$443	$27
Berre refinery closure costs	136	—	—	136	—
Reorganization items	15	—	2	45	(26)
Gain on discharge of liabilities subject to compromise	—	—	—	—	(13,617)
Change in net assets resulting from application of fresh-start accounting	—	—	—	—	6,278
Corporate restructurings	18	14	—	93	—
Impairments	8	26	28	52	37
Sale of precious metals	—	—	—	(41)	—
Warrants - mark to market	6	(22)	55	37	114
Insurance settlement	—	—	—	(34)	—
Environmental accruals	—	—	—	16	—
Settlement related to Houston refinery crane incident	(15)	—	—	(15)	—
Asset retirement obligation	—	10	—	10	—
Gain on sale of Flavors & Fragrance business	—	—	(64)	—	(64)
Lower of cost or market inventory adjustment	—	—	(323)	—	42
Charge related to dispute over environmental indemnity	—	—	—	—	64
Total pretax charges (benefits)	599	28	(275)	742	(7,145)
Provision for (benefit from) income tax related to these items	(151)	(14)	124	(175)	(1,279)
After-tax effect of net charges (credits)	$448	$14	($151)	$567	($8,424)
Effect on diluted earnings per share	$(0.79)	$(0.03)	$0.27	$(0.97)	N/A

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“The fourth quarter was a period of global economic slowdown and our results were impacted by broader trends,” said Jim Gallogly, LyondellBasell Chief Executive Officer. “Customers responded to this slowdown by destocking inventory and delaying orders, which negatively impacted volumes in Europe and Asia and margins globally. Refining margins were particularly weak. Although overall results for the fourth quarter declined, we expect our strategy of focusing on the basics and running our assets safely and efficiently will continue to deliver value to our shareholders,” Gallogly said.

“Despite a weak fourth quarter, 2011 was a strong year for LyondellBasell. Exclusive of a number of costs incurred to improve the company, including costs related to restructuring and refinancing our capital structure, full-year adjusted EBITDA was slightly over $5.4 billion and adjusted net income was over $2.7 billion, or $4.71 per adjusted diluted share. We returned $2.9 billion to shareholders through dividends. We also defined our plans for future growth, which we communicated at our December Investor Day. I am also extremely proud of all who work at our facilities as we achieved a record year in health, safety and environmental performance,” Gallogly said.

OUTLOOK

Commenting on the near-term outlook, Gallogly said, “We expect overall first-quarter economic activity to remain slow in Europe and Asia for certain of our businesses. In recent weeks, we have seen indications that our market environment is improving in the U.S. Ethylene chain margins have increased from fourth-quarter lows as ethane prices have declined and co-products and polyolefin prices have increased. In refining, the benchmark Maya 2-1-1 crack spread has improved, benefiting our Houston refinery.

Importantly, certain underlying fundamentals that have supported our business remain intact. A low ratio of U.S. natural gas to crude oil prices creates a favorable condition for our U.S. operations. Our differentiated businesses such as our propylene oxide, polypropylene compounding, and our Saudi and certain Asian joint ventures remain on a solid path,” added Gallogly.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell operates in five business segments: 1) Olefins & Polyolefins – Americas; 2) Olefins & Polyolefins – Europe, Asia, International (EAI); 3) Intermediates & Derivatives; 4) Refining & Oxyfuels; and 5) Technology.

Olefins & Polyolefins - Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

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Table 3 - O&P–Americas Financial Overview(a)

	Three Months Ended			Year Ended December 31,
Millions of U.S. dollars	December 31, 2011	September 30, 2011	December 31, 2010	2011	2010
Operating income	$328	$599	$446	$1,857	$1,363
EBITDA	407	673	505	2,142	1,685
EBITDA excluding LCM charges	407	673	342	2,142	1,719

(a)	For all periods prior to May 1, 2010, operating income and EBITDA are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.

Three months ended December 31, 2011 versus three months ended September 30, 2011 – O&P-Americas segment EBITDA decreased $266 million versus the third quarter 2011. Olefins profitability declined approximately $250 million from the prior period primarily due to reduced margins. Compared to the third quarter, average ethylene sales price declined 2 cents per pound while the company’s average cost-of-ethylene-production metric increased approximately 11 cents per pound. The increase in the cost-of-ethylene-production was driven by lower co-product pricing. Ethylene production volume was unchanged compared to the previous quarter. Polyethylene (PE) results declined approximately $30 million primarily as a result of lower sales prices. Polypropylene (PP) profits declined approximately $20 million from the third quarter 2011 primarily due to lower margins. Overall, polyolefin sales volumes were relatively unchanged in the fourth quarter compared to the third quarter.

Three months ended December 31, 2011 versus three months ended December 31, 2010 – Excluding a $163 million non-cash Lower of Cost or Market (LCM) gain in the fourth quarter 2010, O&P-Americas results increased $65 million versus the fourth quarter 2010. Olefins results increased approximately $95 million compared to the prior year period largely as a result of significantly improved margins. This increase was partially offset by PE results which declined approximately $75 million compared to the fourth quarter 2010 as a result of lower margins caused by higher ethylene prices. PP results declined approximately $10 million compared to the fourth quarter 2010 due to lower margins.

Year ended December 31, 2011 versus year ended December 31, 2010 – Excluding a non-cash 2010 LCM inventory charge of $34 million, O&P – Americas results improved $423 million versus 2010. Ethylene margins improved as the Company’s average ethylene sales price increased approximately 8 cents per pound which more than offset an approximate 2 cents per pound increase in the Company’s cost-of-ethylene-production metric. Olefins results increased approximately $380 million compared to the prior year. Polyolefin results were approximately $125 million lower in 2011 than in 2010 as polyolefin price increases lagged ethylene and propylene prices, compressing margins.

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Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and Polybutene-1 resins.

Table 4 - O&P–EAI Financial Overview(a)

	Three Months Ended			Year Ended December 31,
Millions of U.S. dollars	December 31, 2011	September 30, 2011	December 31, 2010	2011	2010
Operating income (loss)	($55)	$144	$66	$475	$526
EBITDA	62	261	125	931	818
EBITDA excluding LCM charges	62	261	115	931	818

(a)	For all periods prior to May 1, 2010, operating income and EBITDA are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.

Three months ended December 31, 2011 versus three months ended September 30, 2011 – O&P-EAI segment EBITDA decreased $199 million versus the third quarter 2011. Olefins results declined approximately $135 million from the third quarter 2011 due to lower cracker margins and volumes. Polyolefin results declined approximately $50 million from the prior period primarily due to lower polyethylene margins. Polypropylene compounds results declined approximately $10 million from the third quarter 2011. Dividends from joint ventures totaled $44 million during the fourth quarter 2011.

Three months ended December 31, 2011 versus three months ended December 31, 2010 – Excluding a $10 million fourth-quarter 2010 LCM gain, EBITDA declined $53 million versus the fourth quarter 2010. Olefins results were relatively unchanged while polyethylene results declined approximately $55 million compared to the prior year period primarily as a result of lower margins. Polypropylene EBITDA fell approximately $60 million compared to the prior year period due to lower sales volumes and compressed margins. Polypropylene compounding results improved slightly compared to the prior year. Dividends from joint ventures increased approximately $40 million.

Year ended December 31, 2011 versus year ended December 31, 2010 – EBITDA increased $113 million versus 2010. Improved olefins volumes and margins, along with higher co-product prices, contributed to the improved performance while combined polyethylene and polypropylene sales declined 3%. Additionally, 2011 results benefited from improved polypropylene compounding results and increased joint venture dividends when compared to 2010.

Intermediates & Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol); acetyls, and ethylene oxide and its derivatives.

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Table 5 - I&D Financial Overview( a)

	Three Months Ended			Year Ended December 31,
Millions of U.S. dollars	December 31, 2011	September 30, 2011	December 31, 2010	2011	2010
Operating income	$134	$259	$196	$862	$669
EBITDA	173	297	228	1,054	851
EBITDA excluding LCM charges	173	297	211	1,054	859

(a)	For all periods prior to May 1, 2010, operating income and EBITDA are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8. I&D results in Table 5 do not reflect the $64 million gain on the sale of the Flavors & Fragrance business on December 22, 2010. The $64 million gain appears as “Income (loss) from discontinued operations, net of tax” on the income statement (Table 11).

Three months ended December 31, 2011 versus three months ended September 30, 2011 – I&D segment EBITDA decreased $124 million versus the third quarter 2011. PO and PO derivatives results declined versus the prior period due to the effects of planned maintenance turnarounds and seasonal decreases in demand. Intermediates profitability declined versus the third quarter primarily due to planned maintenance turnarounds that negatively impacted acetyls and TBA sales.

Three months ended December 31, 2011 versus three months ended December 31, 2010 –Excluding a $17 million non-cash LCM gain in the fourth quarter 2010, I&D EBITDA decreased $38 million compared to the fourth quarter 2010. Underlying PO and PO derivatives EBITDA decreased slightly versus the prior year period due to the effects of a planned maintenance outage and lower deicer sales from warmer seasonal weather. A decline in PO and PO derivatives was offset by increased ethylene oxide / ethylene glycol volumes and margins compared to fourth quarter 2010.

Year ended December 31, 2011 versus year ended December 31, 2010 – Excluding an $8 million non-cash LCM charge in 2010, segment EBITDA increased by $195 million versus 2010. PO and PO derivative margins improved primarily driven by strong derivative results. Acetyls and ethylene glycol volume and margin increases were the primary drivers for improved Intermediates results. Full-year 2010 results include the Flavors and Fragrance business, which was sold in the fourth quarter 2010. The gain from the sale of the Flavors and Fragrance business was not included in 2010 segment results.

Refining & Oxyfuels (R&O) – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, petrochemical raw materials, methyl tertiary butyl ether (MTBE) and ethyl tertiary butyl ether (ETBE).

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Table 6 - R&O Financial Overview( a)

	Three Months Ended			Year Ended December 31,
Millions of U.S. dollars	December 31, 2011	September 30, 2011	December 31, 2010	2011	2010
Operating income (loss)	($196)	$454	$144	$718	$142
EBITDA	(110)	519	212	972	452
EBITDA excluding LCM charges	(110)	519	79	972	452

(a)	For all periods prior to May 1, 2010, operating income and EBITDA are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.

Three months ended December 31, 2011 versus three months ended September 30, 2011 – Refining & Oxyfuels segment EBITDA decreased $629 million versus the third quarter 2011. The Houston refinery financial performance declined approximately $410 million as the average industry benchmark margin declined nearly $11 per barrel compared to the previous quarter. Opportunities for purchasing crude oil below the Maya crude oil benchmark that were available in the third quarter were limited in the fourth quarter. Crude oil throughput at the Houston refinery decreased to 262,000 barrels per day primarily due to planned maintenance outages. The Berre refinery continued to record a loss, and results were impacted by a labor strike and weaker refining margins. Results also include $136 million of charges related to the suspension of operations at the refinery on Jan. 4, 2012. Oxyfuels results experienced a decline of approximately $65 million primarily related to lower seasonal margins and volume.

Three months ended December 31, 2011 versus three months ended December 31, 2010 – Excluding a $133 million non-cash LCM gain in the fourth quarter 2010, segment EBITDA decreased $189 million versus the fourth quarter 2010. At the Houston refinery, EBITDA decreased approximately $90 million versus the prior year period. Results were driven by a lower industry average benchmark margin offset by higher throughput volumes. Compared to the prior year period, Berre refinery results were negatively impacted by a labor strike, weaker refining margins and $136 million of charges for the suspension of operations. Oxyfuels results improved approximately $40 million between the periods mainly as a result of a stronger than typical seasonal margins.

Year ended December 31, 2011 versus year ended December 31, 2010 – Segment EBITDA increased $520 million versus 2010. An increase in the industry benchmark margin of approximately $4 per barrel, increased crude throughput and benefits related to crude purchasing were the primary contributors to an approximately $530 million improvement in performance at the Houston refinery. Berre refinery results were weaker for the year as a result of weaker refining margins, lower throughput and charges related to the suspension of operations at the refinery. Oxyfuels results improved approximately $110 million in 2011, principally as a result of higher margins.

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Technology Segment – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 7 - Technology Financial Overview(a)

	Three Months Ended			Year Ended December 31,
Millions of U.S. dollars	December 31, 2011	September 30, 2011	December 31, 2010	2011	2010
Operating income	$11	$7	$8	$107	$108
EBITDA	36	45	44	214	212
EBITDA excluding LCM charges	36	45	44	214	212

(a)	For all periods prior to May 1, 2010, operating income and EBITDA are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.

Three months ended December 31, 2011 versus three months ended September 30, 2011 – Results declined primarily due to seasonally lower catalyst sales.

Three months ended December 31, 2011 versus three months ended December 31, 2010 – Licensing and technology services results declined compared to fourth quarter 2010 while catalyst results improved compared to the prior year period.

Year ended December 31, 2011 versus year ended December 31, 2010 – Segment results were comparable to 2010. Lower licensing and services revenue and higher research and development (R&D) costs related to the closure of the Newtown Square R&D center were offset by higher catalyst income.

Liquidity

Company liquidity, defined as cash and cash equivalents plus funds available through established lines of credit, was approximately $3.2 billion on Dec. 31, 2011. The company’s cash balance was approximately $1.1 billion including $53 million of restricted cash on Dec. 31, 2011.

Capital Spending

Capital expenditures, including maintenance turnaround, catalyst and information technology related expenditures, were $291 million during the fourth quarter 2011 and $1.06 billion for the full year 2011.

CONFERENCE CALL

LyondellBasell will host a conference call today, Feb. 10, 2012, at 11:00 a.m. ET. Participating on the call will be: Jim Gallogly, Chief Executive Officer; Karyn Ovelmen, Executive Vice President and Chief Financial Officer; Sergey Vasnetsov, Senior Vice President - Strategic Planning and Transactions; and Doug Pike, Vice President of Investor Relations. The toll-free dial-in number in the U.S. is 888-982-4611. For international numbers, please go to our website, www.lyondellbasell.com/teleconference, for a complete listing of toll-free numbers by country. The pass code for all numbers is 3987211.

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A replay of the call will be available from 1:00 p.m. ET February 10 to 11:00 p.m. ET on March 10. The replay dial-in numbers are 888-568-0611 (U.S.) and +1 203-369-3197 (international). The pass code for each is 6565.

A copy of the slides that accompany the call will be available on the LyondellBasell website at http://www.lyondellbasell.com/earnings.

ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies. The company manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive components, home furnishings, construction materials and biofuels. More information about LyondellBasell can be found at www.lyondellbasell.com.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil and natural gas; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2010, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

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NON-GAAP MEASURES

This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We have included EBITDA, adjusted EBITDA, adjusted net income and adjusted earnings per share in this press release. EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. For purposes of this release, EBITDA for predecessor periods means earnings before interest, taxes, depreciation, amortization and restructuring costs, as adjusted for other items management does not believe are indicative of the Company’s underlying results of operations such as impairment charges, reorganization items, the effect of mark-to-market accounting on our warrants and current cost inventory adjustments. EBITDA for successor periods means earnings before interest, taxes, depreciation and amortization, as adjusted for the same items, to the extent applicable in the successor periods. EBITDA also includes dividends from joint ventures. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as alternatives to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of non-GAAP financial measures to their nearest comparable GAAP financial measures are provided Tables 8 and 9 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

As a result of the Company’s reorganization proceedings and its emergence from Chapter 11, financial results are prepared and disclosed for a predecessor company for the time period before May 1, 2010, and the successor company for time periods after April 30, 2010, the date of emergence. For financial accounting purposes, the predecessor and successor companies are considered to be two separate entities. Further, the reorganization under Chapter 11 and the application of fresh-start accounting make comparisons of the predecessor and successor periods difficult. The primary impacts affecting the comparisons include (i) significant changes to our inventory valuations; (ii) lower

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depreciation and amortization expense; and (iii) lower interest expense. In connection with the application of fresh-start accounting, we were required to write our inventory up to fair market value, which was significant given the high crude oil prices at April 30, 2010. However, in the fourth quarter 2010, prices rose to levels close to those at April 30, 2010, and it became necessary to reverse significant portions of the LCM charges taken in the second and third quarters. The lower depreciation and amortization expenses in the successor period are the result of the revaluation of assets in connection with fresh-start accounting. Lower interest expense is the result of the substantial changes to the balance sheet as a result of the reorganization.

Prior to emergence from Chapter 11, we utilized a combination of First-In, First-Out and Last-In, First-Out inventory methods for financial reporting. For purposes of evaluating segment results, management reviewed operating results using current cost, which approximates LIFO. As supplementary information, and for our segment reporting, we provide EBITDA information on a current cost basis for periods prior to our emergence from Chapter 11. Since emergence from Chapter 11, we have utilized the LIFO inventory methodology and EBITDA information for periods after our emergence is on a LIFO basis. The combined financial results and measures that are disclosed in this press release, including EBITDA, therefore use both current cost and LIFO methodologies.

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact: Investor Contact:	David A. Harpole +1 713-309-4125 Douglas J. Pike +1 713-309-7141

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Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2011
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	YTD
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$3,572	$4,010	$3,875	$3,423	$14,880
Olefins & Polyolefins - Europe, Asia, International	3,944	4,264	3,918	3,334	15,460
Intermediates & Derivatives	1,692	1,777	1,617	1,401	6,487
Refining & Oxyfuels	4,720	5,833	5,869	4,311	20,733
Technology	139	126	129	112	506
Other/elims	(1,815)	(1,968)	(2,111)	(1,137)	(7,031)

Total	$12,252	$14,042	$13,297	$11,444	$51,035

Operating income (loss):
Olefins & Polyolefins - Americas	$421	$509	$599	$328	$1,857
Olefins & Polyolefins - Europe, Asia, International	179	207	144	(55)	475
Intermediates & Derivatives	234	235	259	134	862
Refining & Oxyfuels	164	296	454	(196)	718
Technology	66	23	7	11	107
Other	1	(5)	4	(21)	(21)
Current cost adjustment	—	—	—	—	—

Total	$1,065	$1,265	$1,467	$201	$3,998

Depreciation and amortization:
Olefins & Polyolefins - Americas	$58	$59	$64	$65	$246
Olefins & Polyolefins - Europe, Asia, International	57	66	69	70	262
Intermediates & Derivatives	34	37	35	36	142
Refining & Oxyfuels	42	46	48	61	197
Technology	24	16	21	23	84
Other	—	—	—	—	—

Total	$215	$224	$237	$255	$931

EBITDA: (a)
Olefins & Polyolefins - Americas	$484	$578	$673	$407	$2,142
Olefins & Polyolefins - Europe, Asia, International	333	275	261	62	931
Intermediates & Derivatives	270	314	297	173	1,054
Refining & Oxyfuels	210	353	519	(110)	972
Technology	91	42	45	36	214
Other	14	(9)	(7)	(32)	(34)

Total EBITDA	$1,402	$1,553	$1,788	$536	$5,279

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$66	$138	$149	$72	$425
Olefins & Polyolefins - Europe, Asia, International	42	37	46	110	235
Intermediates & Derivatives	5	15	25	54	99
Refining & Oxyfuels	101	58	53	43	255
Technology	7	3	8	8	26
Other	1	10	—	6	17

Total	222	261	281	293	1,057
Deferred charges included above	(1)	—	(2)	(4)	(7)

Capital expenditures	$221	$261	$279	$289	$1,050

(a)	See Table 9 for a reconciliation of total EBITDA, excluding LCM inventory valuation adjustments, to net income.

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Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	Predecessor		Successor	Combined	Successor	Successor	Predecessor	Successor	Combined
	2010
(Millions of U.S. dollars)	Q1	April 1 - April 30	May 1 - June 30	Q2	Q3	Q4	January 1 - April 30	May 1 - December 31	YTD
Sales and other operating revenues: (a)
Olefins & Polyolefins - Americas	$3,020	$1,163	$2,004	$3,167	$3,247	$3,155	$4,183	$8,406	$12,589
Olefins & Polyolefins - Europe, Asia, International	3,119	1,066	2,140	3,206	3,247	3,342	4,105	8,729	12,834
Intermediates & Derivatives	1,316	504	940	1,444	1,453	1,361	1,820	3,754	5,574
Refining & Oxyfuels	3,415	1,333	2,403	3,736	3,867	4,051	4,748	10,321	15,069
Technology	110	35	75	110	157	133	145	365	510
Other/elims	(1,225)	(389)	(790)	(1,179)	(1,669)	(1,432)	(1,534)	(3,891)	(5,425)

Total	$9,755	$3,712	$6,772	$10,484	$10,302	$10,610	$13,467	$27,684	$41,151

Operating income (loss): (a)
Olefins & Polyolefins - Americas	$145	$175	$149	$324	$448	$446	$320	$1,043	$1,363
Olefins & Polyolefins - Europe, Asia, International	71	44	114	158	231	66	115	411	526
Intermediates & Derivatives	123	34	109	143	207	196	157	512	669
Refining & Oxyfuels	(128)	29	14	43	83	144	(99)	241	142
Technology	31	8	23	31	38	8	39	69	108
Other	(59)	18	13	31	(19)	(16)	(41)	(22)	(63)
Current cost adjustment	184	15	—	15	—	—	199	—	199

Total	$367	$323	$422	$745	$988	$844	$690	$2,254	$2,944

Depreciation and amortization:
Olefins & Polyolefins - Americas	$119	$41	$51	$92	$42	$58	$160	$151	$311
Olefins & Polyolefins - Europe, Asia, International	81	26	33	59	60	53	107	146	253
Intermediates & Derivatives	69	22	23	45	30	28	91	81	172
Refining & Oxyfuels	135	45	9	54	55	43	180	107	287
Technology	17	6	6	12	40	32	23	78	101
Other	3	1	7	8	(5)	(7)	4	(5)	(1)

Total	$424	$141	$129	$270	$222	$207	$565	$558	$1,123

EBITDA: (a)(b)
Olefins & Polyolefins - Americas	$274	$216	$198	$414	$492	$505	$490	$1,195	$1,685
Olefins & Polyolefins - Europe, Asia, International	152	78	174	252	289	125	230	588	818
Intermediates & Derivatives	196	56	128	184	243	228	252	599	851
Refining & Oxyfuels	3	76	21	97	140	212	79	373	452
Technology	47	14	29	43	78	44	61	151	212
Other	(32)	8	72	80	(44)	(29)	(24)	(1)	(25)

Total EBITDA	640	448	622	1,070	1,198	1,085	1,088	2,905	3,993
LCM inventory valuation adjustments	—	—	333	333	32	(323)	—	42	42

Total excluding LCM inventory valuation adjustments	$640	$448	$955	$1,403	$1,230	$762	$1,088	$2,947	$4,035

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$69	$20	$50	$70	$40	$56	$89	$146	$235
Olefins & Polyolefins - Europe, Asia, International	59	43	31	74	32	43	102	106	208
Intermediates & Derivatives	7	5	5	10	39	32	12	76	88
Refining & Oxyfuels	64	15	22	37	34	52	79	108	187
Technology	10	2	3	5	7	9	12	19	31
Other	4	3	5	8	9	12	7	26	33

Total	213	88	116	204	161	204	301	481	782
Deferred charges included above	(74)	(1)	(3)	(4)	(8)	(4)	(75)	(15)	(90)

Capital expenditures(c)	$139	$87	$113	$200	$153	$200	$226	$466	$692

(a)	For periods prior to May 1, 2010, Predecessor segment operating income and EBITDA were determined on a current cost basis. For periods following May 1, 2010, Successor operating income and EBITDA were determined using the LIFO method of inventory accounting.
(b)	See Table 9 for a reconciliation of total EBITDA, excluding LCM inventory valuation adjustments, to net income.
(c)	Deferred IT spending is excluded from capital expenditures for all periods presented. Turnarounds, which are classified as property, plant and equipment from May 1, 2010, were excluded from capital expenditures for periods prior to May 1, 2010.

LyondellBasell Industries www.lyondellbasell.com	13

Table 9 - Reconciliation of EBITDA to Net Income

	Successor
	2011
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	YTD
Segment EBITDA:
Olefins & Polyolefins - Americas	$484	$578	$673	$407	$2,142
Olefins & Polyolefins - Europe, Asia, International	333	275	261	62	931
Intermediates & Derivatives	270	314	297	173	1,054
Refining & Oxyfuels	210	353	519	(110)	972
Technology	91	42	45	36	214
Other	14	(9)	(7)	(32)	(34)

Total EBITDA	1,402	1,553	1,788	536	5,279

Adjustments to EBITDA:
Berre refinery closure costs	—	—	—	136	136
Sale of precious metals	—	(41)	—	—	(41)
Corporate restructurings	—	61	14	18	93
Environmental accruals	—	16	—	—	16
Settlement related to Houston refinery crane incident	—	—	—	(15)	(15)
Insurance settlement	(34)	—	—	—	(34)

Total Adjusted EBITDA	1,368	1,589	1,802	675	5,434

Add:
Income from equity investments	58	73	52	33	216
Unrealized foreign exchange (loss) gain	(3)	4	(17)	(11)	(27)
Deduct:
Adjustments to EBITDA	34	(36)	(14)	(139)	(155)
Depreciation and amortization	(215)	(224)	(237)	(255)	(931)
Impairment charges	(5)	(13)	(26)	(8)	(52)
Reorganization items	(2)	(28)	—	(15)	(45)
Interest expense, net	(155)	(164)	(145)	(542)	(1,006)
Joint venture dividends received	(96)	(11)	(55)	(44)	(206)
Provision for income taxes	(263)	(388)	(489)	92	(1,048)
Fair value change in warrants	(59)	6	22	(6)	(37)
Other	(2)	(5)	2	2	(3)

Net income (loss)	660	803	895	(218)	2,140
Adjustments to EBITDA	(34)	36	14	139	155
Premiums and charges on early repayment of debt	—	12	—	431	443
Reorganization items	2	28	—	15	45
Asset retirement obligation	—	—	10	—	10
Fair value change in warrants	59	(6)	(22)	6	37
Impairment charges	5	13	26	8	52
Tax impact of net income (loss) adjustments	11	(21)	(14)	(151)	(175)

Adjusted Net Income	$703	$865	$909	$230	$2,707

Earnings (loss) per share:
Diluted earnings per share	$1.15	$1.38	$1.51	$(0.38)	$3.74
Adjustments to net income (loss)	0.08	0.11	0.03	0.79	0.97

Adjusted diluted earnings per share	$1.23	$1.49	$1.54	$0.41	$4.71

LyondellBasell Industries www.lyondellbasell.com	14

Table 9 - Reconciliation of EBITDA to Net Income

	Predecessor		Successor	Combined	Successor		Predecessor	Successor	Combined
	2010
(Millions of U.S. dollars)	Q1	April 1 - April 30	May 1 - June 30	Q2	Q3	Q4	January 1 - April 30	May 1 - December 31	YTD
Segment EBITDA: (a)
Olefins & Polyolefins - Americas	$274	$216	$198	$414	$492	$505	$490	$1,195	$1,685
Olefins & Polyolefins - Europe, Asia, International	152	78	174	252	289	125	230	588	818
Intermediates & Derivatives	196	56	128	184	243	228	252	599	851
Refining & Oxyfuels	3	76	21	97	140	212	79	373	452
Technology	47	14	29	43	78	44	61	151	212
Other	(32)	8	72	80	(44)	(29)	(24)	(1)	(25)

Total EBITDA	640	448	622	1,070	1,198	1,085	1,088	2,905	3,993

LCM inventory valuation adjustments	—	—	333	333	32	(323)	—	42	42

Total EBITDA excluding LCM inventory valuation adjustments	640	448	955	1,403	1,230	762	1,088	2,947	4,035

Add:
Income from equity investments	55	29	27	56	29	30	84	86	170
Unrealized foreign exchange loss	(202)	(62)	(14)	(76)	(7)	(1)	(264)	(22)	(286)
Gain on sale of Flavors and Fragrance business	—	—	—	—	—	64	—	64	64

Deduct:
LCM inventory valuation adjustments	—	—	(333)	(333)	(32)	323	—	(42)	(42)
Depreciation and amortization	(424)	(141)	(129)	(270)	(222)	(207)	(565)	(558)	(1,123)
Impairment charges	(3)	(6)	—	(6)	—	(28)	(9)	(28)	(37)
Reorganization items	207	7,181	(8)	7,173	(13)	(2)	7,388	(23)	7,365
Interest expense, net	(409)	(299)	(120)	(419)	(186)	(222)	(708)	(528)	(1,236)
Joint venture dividends received	(13)	(5)	(28)	(33)	—	(6)	(18)	(34)	(52)
(Provision for) benefit from income taxes	(12)	1,327	(28)	1,299	(254)	112	1,315	(170)	1,145
Fair value change in warrants	—	—	17	17	(76)	(55)	—	(114)	(114)
Current cost adjustment to inventory	184	15	—	15	—	—	199	—	199
Other	(15)	9	8	17	(2)	(4)	(6)	2	(4)

Net income	8	8,496	347	8,843	467	766	8,504	1,580	10,084
Less: Net (income) loss attributable to non-controlling interests	2	58	(5)	53	7	5	60	7	67

Net income attributable to the Company	$10	$8,554	$342	$8,896	$474	$771	$8,564	$1,587	$10,151

(a)	For periods prior to May 1, 2010, Predecessor segment operating income and EBITDA were determined on a current cost basis. For periods following May 1, 2010, Successor operating income and EBITDA were determined using the LIFO method of inventory accounting.

LyondellBasell Industries www.lyondellbasell.com	15

Table 10 - Selected Segment Operating Information

	2010					2011
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	2,019	1,998	2,184	2,152	8,353	2,089	1,929	2,134	2,201	8,353
Propylene produced	755	777	790	695	3,017	769	556	838	744	2,907
Polyethylene sold	1,330	1,320	1,472	1,347	5,469	1,405	1,377	1,368	1,343	5,493
Polypropylene sold	615	670	675	611	2,571	585	611	635	640	2,471
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	78.9	78.1	76.1	85.2	79.6	94.6	102.3	89.5	94.1	95.1
Light Louisiana Sweet ("LLS") crude oil (USD per barrel)	80.0	82.2	79.6	89.3	82.8	107.8	118.3	112.5	110.8	112.4
Natural gas (USD per million BTUs)	5.4	4.0	4.4	4.2	4.5	4.2	4.4	4.3	3.6	4.1
U.S. weighted average cost of ethylene production (cents/pound)	34.3	26.7	25.2	33.8	30.0	32.6	33.8	34.3	41.6	35.6
U.S. ethylene (cents/pound)	52.3	45.6	38.3	47.3	45.9	49.3	57.5	55.8	54.4	54.3
U.S. polyethylene [high density] (cents/pound)	83.3	84.0	77.7	83.7	82.2	87.7	95.3	89.0	85.7	89.4
U.S. propylene (cents/pound)	61.5	63.3	56.2	57.3	59.6	71.7	87.3	76.5	57.8	73.3
U.S. polypropylene [homopolymer] (cents/pound)	87.8	89.8	82.7	83.8	86.0	100.8	113.8	103.0	84.3	100.5

Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	861	842	994	913	3,610	997	999	926	807	3,729
Propylene produced	509	540	636	560	2,245	608	631	560	487	2,286
Polyethylene sold	1,239	1,230	1,316	1,275	5,060	1,305	1,279	1,349	1,210	5,143
Polypropylene sold	1,538	1,762	1,891	1,832	7,023	1,704	1,631	1,638	1,651	6,624
Benchmark Market Prices
Western Europe weighted average cost of ethylene production (€0.01 per pound)	28.7	27.3	26.5	35.7	29.5	34.7	35.4	37.3	38.5	36.5
Western Europe ethylene (€0.01 per pound)	41.6	43.7	43.1	44.3	43.2	52.0	54.7	50.3	49.7	51.7
Western Europe polyethylene [high density] (€0.01 per pound)	51.4	53.8	52.4	52.5	52.5	62.1	65.9	59.9	58.4	61.6
Western Europe propylene (€0.01 per pound)	38.9	45.1	43.1	42.6	42.4	50.8	55.3	50.2	46.5	50.7
Western Europe polypropylene [homopolymer] (€0.01 per pound)	51.3	60.3	60.3	58.9	57.7	66.6	69.4	62.0	57.6	63.9

Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	869	781	872	860	3,382	838	791	758	716	3,103
Ethylene oxide and derivatives	265	250	206	251	972	288	277	281	254	1,100
Styrene monomer	589	780	827	685	2,881	852	817	714	682	3,065
Acetyls	379	439	405	484	1,707	439	417	411	370	1,637
TBA Intermediates	472	470	454	425	1,821	485	459	433	418	1,795

Refining and Oxyfuels
Volumes
Houston Refining crude processing rate (thousands of barrels per day)	263	189	261	233	236	258	263	269	262	263
Berre Refinery crude processing rate (thousands of barrels per day)	73	99	99	80	88	101	85	79	61	82
MTBE/ETBE sales volumes (million gallons)	189	236	248	218	891	192	206	260	210	868

Benchmark Market Margins
Light crude oil - 2-1-1(a)	6.85	10.45	7.60	8.97	8.48	19.06	10.28	9.54	5.26	7.80
Light crude oil - Maya differential(a)	8.94	9.54	8.54	9.41	9.15	4.63	15.50	13.99	7.45	13.76
Urals 4-1-2-1 (USD per barrel)	5.91	7.33	5.89	6.64	6.45	7.81	7.71	8.76	8.02	8.08
MTBE - Northwest Europe (cents per gallon)	49.3	46.2	44.3	18.5	39.3	58.9	92.7	94.1	87.0	83.1

Source: CMAI, Bloomberg, LyondellBasell Industries

(a)	Prices prior to 2011 use WTI as the light crude benchmark. Beginning in 2011, LLS is used as the light crude benchmark.

LyondellBasell Industries www.lyondellbasell.com	16

Table 11 - Unaudited Income Statement Information

	Successor
	2011
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	YTD
Sales and other operating revenues	$12,252	$14,042	$13,297	$11,444	$51,035
Cost of sales	10,943	12,474	11,538	10,958	45,913
Selling, general and administrative expenses	211	247	239	231	928
Research and development expenses	33	56	53	54	196

Operating income	1,065	1,265	1,467	201	3,998
Income from equity investments	58	73	52	33	216
Interest expense, net	(155)	(164)	(145)	(542)	(1,006)
Other income (expense), net	(43)	45	10	13	25

Income before income taxes and reorganization items	925	1,219	1,384	(295)	3,233
Reorganization items	(2)	(28)	—	(15)	(45)

Income (loss) before taxes	923	1,191	1,384	(310)	3,188
Provision for (benefit from) income taxes	263	388	489	(92)	1,048

Net income (loss)	660	803	895	(218)	2,140
Less: Net loss attributable to non-controlling interests	3	1	—	3	7

Net income (loss) attributable to the Company	$663	$804	$895	$(215)	$2,147

LyondellBasell Industries www.lyondellbasell.com	17

Table 11 - Unaudited Income Statement Information

	Predecessor		Successor	Combined	Successor	Successor	Predecessor	Successor	Combined
	2010
(Millions of U.S. dollars)	Q1	April 1 - April 30	May 1 - June 30	Q2	Q3	Q4	January 1 - April 30	May 1 - December 31	YTD
Sales and other operating revenues	$9,755	$3,712	$6,772	$10,484	$10,302	$10,610	$13,467	$27,684	$41,151
Cost of sales	9,130	3,284	6,198	9,482	9,075	9,494	12,414	24,767	37,181
Selling, general and administrative expenses	217	91	129	220	204	231	308	564	872
Research and development expenses	41	14	23	37	35	41	55	99	154

Operating income	367	323	422	745	988	844	690	2,254	2,944
Income from equity investments	55	29	27	56	29	30	84	86	170
Interest expense, net	(409)	(299)	(120)	(419)	(186)	(222)	(708)	(528)	(1,236)
Other income (expense), net	(200)	(65)	54	(11)	(97)	(60)	(265)	(103)	(368)

Income (loss) before income taxes and reorganization items	(187)	(12)	383	371	734	592	(199)	1,709	1,510
Reorganization items	207	7,181	(8)	7,173	(13)	(2)	7,388	(23)	7,365

Income before taxes	20	7,169	375	7,544	721	590	7,189	1,686	8,875
Provision for (benefit from) income taxes	12	(1,327)	28	(1,299)	254	(112)	(1,315)	170	(1,145)

Income from continuing operations	8	8,496	347	8,843	467	702	8,504	1,516	10,020
Income from discontinued operations, net of tax	—	—	—	—	—	64	—	64	64

Net income	8	8,496	347	8,843	467	766	8,504	1,580	10,084
Less: Net (income) loss attributable to non-controlling interests	2	58	(5)	53	7	5	60	7	67

Net income attributable to the Company	$10	$8,554	$342	$8,896	$474	$771	$8,564	$1,587	$10,151

LyondellBasell Industries www.lyondellbasell.com	18

Table 12 - Unaudited Cash Flow Information

	Successor
	2011
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	YTD
Net cash provided by operating activities	$221	$1,026	$1,531	$91	$2,869

Net cash used in investing activities	(216)	(435)	(320)	(50)	(1,021)

Net cash provided by (used in) financing activities	28	(327)	(118)	(4,547)	(4,964)

LyondellBasell Industries www.lyondellbasell.com	19

Table 12 - Unaudited Cash Flow Information

	Predecessor		Successor	Combined	Successor	Successor	Predecessor	Successor	Combined
	2010
(Millions of U.S. dollars)	Q1	April 1 - April 30	May 1 - June 30	Q2	Q3	Q4	January 1 - April 30	May 1- December 31	YTD
Net cash provided by (used in) operating activities	$(373)	$(552)	$1,105	$553	$1,124	$739	$(925)	$2,968	$2,043

Net cash used in investing activities	(127)	(97)	(110)	(207)	(156)	(57)	(224)	(323)	(547)

Net cash provided by (used in) financing activities	490	2,825	133	2,958	(88)	(1,239)	3,315	(1,194)	2,121

LyondellBasell Industries www.lyondellbasell.com	20

Table 13 - Unaudited Balance Sheet Information

	Predecessor	Successor
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
(Millions of U.S. dollars)	2010	2010	2010	2010	2011	2011	2011	2011
Cash and cash equivalents	$537	$3,753	$4,832	$4,222	$4,383	$4,687	$5,609	$1,065
Restricted cash	—	—	—	—	—	250	292	53
Short-term investments	2	—	—	—	—	—	—	—
Accounts receivable, net	3,642	3,533	3,800	3,747	4,764	4,901	4,038	3,778
Inventories	3,590	4,372	4,412	4,824	5,726	5,577	5,682	5,499
Prepaid expenses and other current assets	932	1,016	885	986	1,100	1,098	1,097	1,036

Total current assets	8,703	12,674	13,929	13,779	15,973	16,513	16,718	11,431
Property, plant and equipment, net	14,687	6,839	7,216	7,190	7,440	7,569	7,363	7,333
Investments and long-term receivables:
Investment in PO joint ventures	880	434	447	437	444	436	422	412
Equity investments	1,125	1,507	1,582	1,587	1,586	1,654	1,594	1,559
Related party receivable	14	13	14	14	14	19	4	4
Other investments and long-term receivables	90	77	54	67	66	63	67	68
Goodwill	—	1,061	1,105	595	807	621	598	585
Intangible assets, net	1,748	1,427	1,411	1,360	1,344	1,310	1,237	1,177
Other assets, net	338	257	272	273	274	290	264	266

Total assets	$27,585	$24,289	$26,030	$25,302	$27,948	$28,475	$28,267	$22,835

Current maturities of long-term debt	$487	$8	$8	$4	$253	$2	$2	$4
Short-term debt	6,675	557	518	42	51	50	49	48
Accounts payable	2,213	2,526	2,562	2,761	4,099	3,999	3,307	3,414
Accrued liabilities	1,220	1,199	1,513	1,705	1,711	1,613	1,505	1,238
Deferred income taxes	163	444	446	319	246	315	315	310

Total current liabilities	10,758	4,734	5,047	4,831	6,360	5,979	5,178	5,014
Long-term debt	304	6,745	6,799	6,036	5,805	5,813	5,782	3,980
Other liabilities	1,317	2,013	2,086	2,183	2,043	2,110	2,021	2,277
Deferred income taxes	2,012	867	1,155	656	1,027	947	1,204	917
Liabilities subject to compromise	22,058	—	—	—	—	—	—	—
Stockholders’ equity (deficit)	(8,975)	9,868	10,882	11,535	12,671	13,579	14,025	10,593
Non-controlling interests	111	62	61	61	42	47	57	54

Total liabilities and stockholders’ equity (deficit)	$27,585	$24,289	$26,030	$25,302	$27,948	$28,475	$28,267	$22,835

LyondellBasell Industries www.lyondellbasell.com	21